Exhibit 23.2          Consent of Ham, Langston & Brezina, L.L.P.


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Crescent Communications, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Crescent Communications, Inc. of our report dated March 21, 2002 , relating to the consolidated financial statements of Crescent Communications, Inc. as of December 31, 2001 and for the period from inception, July 23, 2001, to December 31, 2001 of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the annual report on Form 10-KSB of Crescent Communications, Inc. for the year ended December 31, 2001.


                             /s/ Ham, Langston & Brezina, L.L.P.




Houston, Texas
June 24, 2002


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